Exhibit 10.1

GLOBAL SETTLEMENT AGREEMENT AND RELEASE

This Global Settlement Agreement and Release (the “Agreement”) is entered into, by and among, Otto Bock Healthcare LP, a Minnesota limited partnership (“OB”), on the one hand, and Andover Medical Inc., a Delaware corporation (“Andover”), Edwin A. Reilly, a resident of Massachusetts, Francis P. Magliochetti, Jr., a resident of Massachusetts and Patricia Magliochetti, a resident of Massachusetts (jointly referred to herein as the “Magliochettis”) (collectively, the “Andover Respondents”), on the other hand, on the last date acknowledged below.

W I T N E S S E T H:

WHEREAS, on January 6, 2005, OB and the Magliochettis entered into an Asset Purchase Agreement (the “APA”) by which the Magliochettis sold the assets of OrthoRehab, Inc., a Delaware corporation (“ORI”), and OrthoMotion, Inc., an Ontarian corporation (“OMI”), to OB;

WHEREAS, the APA and exhibits thereto contained: certain non-competition agreements involving the Magliochettis and their affiliates (the “Non-Competition Agreements”);  a Contingency Reserve; and certain indemnifications provisions;

WHEREAS, various disputes arose between OB and the Magliochettis as to the Contingency Reserve, the Non-Competition Agreements and the indemnifications;

WHEREAS, various disputes arose between OB and Andover and Edwin A. Reilly as to the Non-Competition Agreements;

WHEREAS, in or about 2006, OB commenced an arbitration (No. 11-489-Y-1207-06, herein referred to as “the Arbitration”), against Francis Magliochetti and Patricia Magliochetti before the American Arbitration Association; including in pleading dated October 12, 2006  (attached hereto as Exhibit A);

WHEREAS, on or about February 27, 2007, OB made various claims against the Andover Respondents relating to the Non-Competition Agreements;

WHEREAS, OB and the Andover Respondents and all of their respective affiliates (collectively, the “Parties”) desire to settle and resolve all of their controversies and disputes; and

WHEREAS, the Parties intend that the full terms and conditions of the compromise and global settlement be set forth in this Agreement.

NOW, THEREFORE, in consideration of the amounts to be paid hereunder and mutual promises and covenants herein set forth, and for other good and valuable consideration, the Parties agree as follows:

1.             Cash Consideration.  Andover shall, upon the execution of this Agreement signed by all parties hereto, pay the total sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Cash Consideration”), by certified check or wire transfer payable to Otto Bock Healthcare, LP, which OB accepts in accordance with the terms and conditions set forth herein and together with the other consideration (collectively, the “Consideration) set forth herein, in full and final settlement, release and discharge of all claims asserted against the Andover Respondents, their parents, subsidiaries, officers, directors, shareholders, employees, heirs, successors and assigns, of all such entities and individuals, as applicable (collectively, the “Andover Respondents”), as set forth in the Releases provided in Section 5 herein.

2.             Stock Consideration.

(i)            Andover, shall, promptly upon execution of this Agreement, signed by all parties hereto, cause to be delivered to OB, or its assigns, shares of Common Stock of Andover Medical, Inc. (the “Shares”) with a Fair Market Value of One Million Five Hundred Thousand ($1,500,000) Dollars.  The Shares are being issued in satisfaction of the Stock Consideration of One Million ($1,000,000) Dollars, as set forth in subsection (iii) below.  The Shares will be subject to the restrictions set forth in this Agreement and under federal and state securities laws.  “Fair Market Value” for purposes of this Agreement shall mean (i) if the Common Stock is listed or admitted to trade on a national securities exchange, the average closing price of the Common Stock on the Composite Tape, as published in The Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade for the ten (10) consecutive days preceding the execution of this Agreement; (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange, the mean between the closing bid and asked price for the Common Stock for such 10 trading days, as furnished by the Over-The-Counter Bulletin Board (the “OTCBB”) maintained by FINRA; (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange and closing bid and asked prices are not furnished by the OTCBB, the mean between the closing bid and asked price for the Common Stock for such 10 trading days, as furnished by the Pink Sheets, LLC (“Pink Sheets”) or similar organization.

(ii)           Andover hereby represents and warrants that the Shares upon issuance:

(A)          will be, free and clear of any security interests, liens, claims or other encumbrances (except as provided in this Agreement), subject to restrictions upon transfer under the Securities Act of 1933, as amended (the “1933 Act”) and any applicable state securities laws;

(B)           will be, duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and nonassessable (and if registered pursuant to the 1933 Act, and resold pursuant to an effective registration statement, will be free trading and unrestricted, provided that OB, or its assigns, complies with the prospectus delivery requirements of the 1933 Act and any state securities laws and is not deemed to be an “affiliate” of Andover, as such term is defined in the 1933 Act);

(C)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Andover; and

(D)          will not subject the holders thereof to personal liability by reason of being such holders.

(iii)  Pursuant to this Agreement, OB, or its assigns, may sell in the open market at prevailing market prices.  Shares for aggregate proceeds of One Million Dollars ($1,000,000) (the “Stock Consideration”). Notwithstanding the fact that $1,500,000 of Andover Common Stock is being issued in the name of OB, or its assigns, such parties shall only be entitled to Stock Consideration of $1,000,000.  If and when OB, and/or its assigns, has received $1,000,000 in net proceeds from the sale of the Shares, any and all remaining Shares held by OB, or its assigns, shall be immediately returned to Andover and OB shall have no rights or claims to any of such Shares.  In the event that the OB, or its assigns, receives less than $1,000,000 in net proceeds from the sale of the Shares, the Andover Respondents shall have no obligation to pay any additional consideration to the OB Claimants.  The Shares in excess of $1,000,000 Fair

Market Value on the date of issuance were issued solely to cover any decrease in Fair Market Value of the Shares until they are sold.

(iv)          Notwithstanding the foregoing, Andover may, on ten (10) business days prior notice, redeem from OB, or its assigns, all, but not less than all, of the Shares which have not been sold by such parties at such time for an aggregate redemption price equal to $750,000 minus the net proceeds received by OB, or its assigns, from the sale of Shares prior to the date of such redemption.   Upon OB’s receipt of such notice from Andover, OB may not dispose of any of such Shares other than to Andover under such redemption.

(v)           Subject to compliance with all applicable securities or “Blue Sky” laws, OB, or its assigns, may enter into lawful hedging transactions involving Andover Common Stock, but may not engage in any uncovered short sales thereof.

(vi) Andover shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement for the resale of all of the Shares pursuant to the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit B.

(vii)         Notwithstanding Andover’s registration of the Shares pursuant to subparagraph (vi) above, the Shares may also be sold commencing 6 months from the date of issuance pursuant to Rule 144 under the 1933 Act , subject to the following limitations.  OB and its assigns acting together as a group may not sell in the aggregate more than 20,000 of the Shares in any one week and more than 250,000 of the Shares in any three (3) month period on a non-cumulative basis.

3.             Contingency Reserve and Indemnification Payments.

(i)            Pursuant to Section 2.1(e) of the APA, Marcum & Kleigman LLP was selected to determine any dispute concerning the adjustment to the Purchase Price based on the difference between the Magliochettis’ valuation of Net Assets and OB’s valuation of Net Assets under the APA.  A Contingency Reserve of $2,560,543 was established via a corresponding holdback by OB of such amount from payment of the purchase price to the Magliochettis.  Under the terms of this Agreement, the Magliochettis hereby waive any and all rights they may have to any part of the Contingency Reserve of $2,560,543, which OB shall retain in full.  The Magliochettis shall be responsible for payments to Marcum & Kleigman of their half of the fees incurred by Marcum & Kleigman in connection with the Contingency Reserve, as previously billed to them by Marcum & Kleigman.  With the exceptions of any claims related to the fees referenced in this paragraph, Otto Bock shall indemnify and hold harmless the Magliochettis and/or the Andover Respondents from any and all claims asserted by Marcum & Kleigman relating to the Contingency Reserve.

(ii)           Pursuant to Section 6.3(c) of the APA, OB deposited $1,000,000 of the Purchase Price into a bank account for the benefit of the Magliochettis in the name of FPM Holdings, Inc., Bank of America, Andover, MA 01810; Account No. 9421192478.  As per the terms of the APA, OB’s lien rights terminated on January 31, 2006.  OB hereby confirms that it has waived any and all rights it might have had to the funds in the above described bank account.

(iii)          With respect to the Purchased Receivables acquired pursuant to the APA as described in Section 3.1 (gg) therein and as identified in the Net Asset calculation set forth in Exhibit A of the APA, $1,289,000.00 of said Purchased Receivables have been deemed uncollectible and the parties in that case agree that Otto Bock, may, in its sole discretion, book this variance as goodwill on its financial statements.

4.             Indemnification.  Pursuant to the APA, OB was entitled to certain indemnification payments with regard to representations and warranties under the APA.  This

Agreement settles all of OB’s claims for such payments that were set forth in OB’s Demand for Arbitration filed in the Arbitration (“the Arbitration Claims”). As detailed in Paragraph 5 of this Agreement, and subject to the limitations and exclusions therein, OB relinquishes and otherwise irrevocably waives any and all rights to any further indemnification from any of the Andover Respondents under the APA and all ancillary documents in connection with the Arbitration Claims or any other claims that were or could have been brought for conduct or actions of the Andover Respondents. Notwithstanding the preceding two sentences, the Magliochettis hereby agree to indemnify and hold harmless OB and its agents, employees, officers, directors, shareholders, administrators, successors and assigns against any and all losses, claims, damages, expenses or liabilities, joint or several (which shall, for purposes of this Agreement, include, but not be limited to, all expenses whatsoever incurred in investigating, preparing or defending against any litigation, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation and all reasonable attorneys’ fees) (collectively referred to as “Losses”), to which OB may become subject, insofar as such Losses arise solely out of or are based upon actions taken by Revenue Canada or other Canadadian tax authorities (“CTA”) related to the operations of OrthoMotion, Inc. prior to January 6, 2005.  While the CTA have not, as of this date, commenced legal proceedings in connection any such Losses, they have nevertheless communicated a belief that operations of OrthoMotion, Inc. prior to January 6, 2005 created an unsatisfied tax liability totaling approximately $200,000 (with costs and interest).  In the event that OB receives notice of any potential losses from the CTA, OB shall promptly give such notice to the Magliochettis.  The Magliochettis shall have the right, at their own expense, to defend against any such claim by CTA and to appeal from any judgment of liability that may be entered in any such matter commenced by the CTA.  OB will reasonably cooperate with the Maglicohettis in order for the Maglicohettis to defend or appeal any such claim or judgment.

5.             Releases.

(i)            OB on the one hand and Andover and Edwin Reilly on the other hand, agree to release and discharge all of the other’s past or present officers, directors, agents, partners, employees, shareholders, principals, representatives, assigns, predecessors, attorneys, parent or subsidiary corporations, and successors and predecessors in interest, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity (collectively, “Claims”), which against the other, the releasing party and its successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement except pursuant to the terms and conditions of this Agreement.

(ii)           OB on the one hand, and the Magliochettis on the other hand, agree to release and discharge each other (including the Magliochettis personally) and all of the other’s past or present officers, directors, employees, agents, partners, employees, shareholders, principals, representatives, assigns, predecessors, attorneys, parent or subsidiary corporations, and successors and predecessors in interest from any and all Claims which OB and/or OB’s successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement , that relate solely to the Non-Competition Agreements (as defined in Paragraph 7 herein).

(iii)          OB on the one hand and the Magliochettis on the other hand, agree to release and discharge each other (including the Maglicohettis personally) and all of the others past or present officers, directors, agents, partners, employees, shareholders, principals, representatives, assigns, predecessors, attorneys, parent or subsidiary corporations, and successors and predecessors in interest from any and all claims under or related to the APA, exclusive of the Non-Competition Agreements, as described in Subparagraph (ii) above, except for:   any potential claims under the representations and warranties of the APA that are not now known by OB, and could not have been reasonably discovered by OB prior to the date of this Agreement, but only to the extent that any such claims could be made in the future pursuant to the terms and conditions of Section 6 of the APA in its entirety, including, without limitation, all limitations set forth in Section 6 of the APA.  Without limiting the generality of the foregoing, this Paragraph shall have no effect on any rights or obligations of any party relating to an Excluded Liability (as defined in the APA) under the APA.  Specifically, the parties agree that this Paragraph shall neither create nor extinguish any rights and obligations that might otherwise exist as asserted by Otto Bock in the ongoing action entitled Lynn Johnson, et al. v. Saddleback Memorial Medical Center, et al. Case No. 06CC10651, California Superior Court (Orange County) and such rights and obligations, if any, shall be controlled by the APA.  The parties to this Paragraph agree that its intent is to conclude the parties’ current dealings with each other, except as such dealings are necessary under other parts of this Agreement or relate to the legal disputes or proceedings referenced in, and not settled or precluded by, this Agreement.

6.             Patent Assignments. Pursuant to the terms and conditions of this Agreement, Francis Magliochetti hereby agrees to sell, assign and transfer to OB as per to the terms of the APA his entire right, title and interest in all patents and all divisional, continuing, substitute, renewal, reserve and other patent applications and to all original and reissued patents which have been or shall be issued in the United States and the rest of the world.  In addition, to the extent that ORI is obligated to execute and file additional documents in order to complete or perfect assignments of patents and patent rights to OB, Francis Magliochetti – both individually and in his capacity to act on behalf of OrthoRehab, Inc. – agrees to execute and file such additional documents within sixty (60) days of the execution of this Agreement.

7.             APA and Non-Competition Agreements.  Upon execution of this Agreement and payment of the Cash Consideration referred to in paragraph 1, the Covenant Not to Compete by OrthoRehab and OrthoMotion contained in Section 4.1(k) of the APA, the Non-Competition Agreement of Francis P. Magliochetti, Jr. dated January 6, 2005, and Non-Competition Agreement of Patricia Magliochetti dated January 6, 2005, and any and all other restrictive covenants in writing or under common law by and between any of the Andover Respondents and OB, its parents, subsidiaries, officers, directors, shareholders, partners, employees, heirs, successors and assigns shall be null and void (collectively, the “Non-Competition Agreements”).

8.             Discontinuance.  By executing this Agreement, the parties authorize and instruct their respective attorneys to file a Stipulation of Discontinuance with Prejudice of the Arbitration, with each party to bear its own costs and attorneys’ fees.

9.             Representation of Ownership and Authority.  OB warrants and represents that it is the sole owner of the claims being released herein, and has full authority to release claims and shall indemnify and hold harmless the Andover Respondents for any breach of this representation and warranty.  Each of the parties to this Agreement hereby represents and warrants that (s)he has the authority to sign on behalf of and bind all parents, subsidiaries, predecessors, affiliates, shareholders, officers, directors, partners, owners, insurers, employees, agents, representatives, and attorneys to the terms of this Agreement.

10.          No Admission.  The parties to this Agreement expressly recognize that any payments or agreements made herein are not considered admission of any liability or responsibility for, or of the correctness of, any of the claims which were or may have been asserted in the Arbitration and otherwise, but are made solely for purposes of avoiding the costs and/or risks of further arbitration and threatened litigation.

11.          Careful Review of Agreement and Understanding Thereof.  The parties each represent that they have CAREFULLY read this Agreement, and understand its terms and conditions without reservation.  The parties each acknowledge that they have had ample opportunity to consult with their respective legal counsel and was not relied on any representations or statements of any other party or their counsel with respect to the subject matter of this Agreement.  The parties further understand that this is a FULL, COMPLETE, AND FINAL release and OB is forever relinquishing and releasing all claims it has or may have had against the Andover Respondents except as set forth herein, and the Andover Respondents are forever relinquishing an releasing any and all claims they have or may have against OB.  The Parties each acknowledge that they understand the terms and provisions of this Agreement, and that this Agreement contains the entire agreement between them and supersedes any and all prior agreements, arrangements, or understandings between them relating to the subject matter.

12.          Severability.  If any portion or portions of this Agreement may be held by a court of competent jurisdiction to conflict with any federal, state or local law, and as a result such portion or portions are declared to be invalid and of no force or effect in such jurisdiction, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such invalid portion or portions has not been included herein.

13.          Confidentiality and Non-Disparagement.  The parties agree that the settlement of their dispute is a private and confidential matter among them, and therefore they shall not disclose to anyone except for their attorneys and accountants the terms of this settlement, or as otherwise required by the rules and regulations of the SEC or any other governmental body.   Further, neither party shall disparage or otherwise speak negatively or derogatively about the other to any third party.

14.          Notices.  All notices, requests, instructions, consents, and other communications relating to this Agreement (collectively, “notices”) shall be sent to the parties at the addresses set forth below.  All notices shall be in writing and shall be deemed received (i) on the same day if delivered in person, by e-mail, or fax transmission; (ii) on the next day if delivered by overnight mail; or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended at the address set forth below:

(i) If to Otto Bock Healthcare LP to:

Otto Bock Healthcare, LP
Two Carlson Parkway, Suite 100
Minneapolis, MN 55447
Attention: Rick Schmidt
Telecopier: (763) 519-9017

with a copy to:
Faegre & Benson , LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis MN 55402
Attention: John Connelly, Esq.
Telecopier: (612) 766-1600

(ii)	If to Andover Medical, Inc. to:

Andover Medical, Inc.
510 Turnpike Street, Ste 204
N. Andover, MA 01845
Attention: Edwin A. Reilly, CEO
Telecopier: (978) 557-1004

(iii)	If to Edwin A. Reilly to:

Andover Medical, Inc.
510 Turnpike Street, Ste 204
N. Andover, MA 01845
Attention: Edwin A. Reilly, CEO
Telecopier: (978) 557-1004

(iv)	If to Andover or Reilly, a copy to:

Phillips Nizer LLP
666 Fifth Avenue
New York, NY 10103
Attention: Elliot H. Lutzker
Telecopier: (212) 262-5152

(v)	If to Francis R. Magliochetti to:

Francis Magliochetti
61 Mill Pond
North Andover, MA 01845
Attention: Francis R. Magliochetti
Telecopier: (978) 824-2396

(vi)	If to Patricia Magliochetti to:

Patricia Magliochetti
30 Coachman Lane
North Andover, MA 01845
Attention: Patricia Magliochetti
Telecopier:

15.          Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof.  Each party has executed this Agreement without reliance upon any promise, representation, or warranty other than those expressly set forth herein.  Each party acknowledges that (i) it has carefully read this Agreement; (ii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel; (iii) it has conducted such investigation, review, and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (iv) the undersigned officers/members of the entities that comprise the parties hereto have been duly authorized to enter into this Agreement on behalf of the parties.

16.          Governing Law; Venue  This Agreement shall be governed and construed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws.  Any Proceeding brought by either party against the other concerning the transactions contemplated hereby shall be brought only in the State courts of Massachusetts or in the federal courts located in the State of Massachusetts within Essex County.  The parties to this Agreement hereby irrevocably: (i) accept the in personam jurisdiction of said courts; (ii) waive trial by jury; (iii) waive any objection to jurisdiction and venue of any Proceeding instituted hereunder; and (iv) agree they shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  THE PARTIES EXECUTING THIS AGREEMENT AND THE TRANSACTION DOCUMENTS ON BEHALF OF THE COMPANY AGREE TO SUBMIT TO THE IN PERSONAM JURISDICTION OF SUCH COURTS AND HEREBY

IRREVOCABLY WAIVE TRIAL BY JURY FOR ANY PROCEEDINGS CONTEMPLATED BY THIS PARAGRAPH.

17.          Counterparts.  This Agreement may be signed in several counterparts, but all when taken together shall constitute but a single document when executed by all parties. This Agreement shall not constitute the agreement of the parties until such time as it has been executed by all parties.

18.          Binding effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, beneficiaries, personal representatives, successors, and assigns.

19.          Amendments.  This Agreement and all documents and instruments executed in connection herewith or in furtherance hereof may not be amended, modified or supplemented, except by an instrument in writing signed by all parties hereto.

20.          Further Assurances.  Each party agrees to execute such further and additional documents, instruments and writing as may be necessary, proper, required, desirable or convenient for the purpose of fully effectuating the terms and provisions of this Agreement.

21.          Joint Preparation of Agreement.  This Agreement shall not be construed against the party preparing it, but shall be construed as if it were prepared jointly by the parties herein, and any uncertainty or ambiguity, or both, shall not be interpreted against any person or entity.

IN WITNESS WHEREOF, the parties and their respective counsel have executed this Agreement on the dates acknowledged below.

/s/ Francis P. Magliochetti
Francis P. Magliochetti

Date: December 28, 2007

/s/ Patricia Magliochetti
Patricia Magliochetti

Date: December 28, 2007

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/s/ Edwin A. Reilly
Edwin A. Reilly

Date: December 28, 2007

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ANDOVER MEDICAL, INC.

By:	/s/ James A. Shanahan
Name: James A. Shanahan
Title: Chief Financial Officer

Date: December 28, 2007

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OTTO BOCK HEALTHCARE L.P.

By:	/s/ Elbert P. Harman
Name:	Elbert P. Harman
Title:	CEO

Date: December 26, 2007

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